UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. )

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Southwestern Energy Company

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Southwestern Energy Company

10000 Energy Drive

Spring, TX 77389

April 25, 2023

SUPPLEMENT TO PROXY STATEMENT DATED APRIL 5, 2023

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 18, 2023

This Supplement to Proxy Statement (this “Supplement”), dated April 25, 2023, is provided to the shareholders of Southwestern Energy Company (the “Company” or “Southwestern”) in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held on May 18, 2023, or at any adjournments or postponements thereof (the “Annual Meeting”). This Supplement supplements the Company’s definitive Proxy Statement dated April 5, 2023 (the “2023 Proxy Statement”).

This Supplement is being provided to provide an update to the Company’s shareholders that the Company has adopted a carefully tailored policy to limit cash severance payments of executive officers in excess of 2.99 times base salary and annual bonus without shareholder approval. Capitalized terms used in this Supplement and not otherwise defined herein have the meanings given to them in the 2023 Proxy Statement. This Supplement does not provide all of the information that is important to your decisions in voting at the Annual Meeting. This Supplement should be read in conjunction with the 2023 Proxy Statement.

Supplemental Disclosure

Our Board recently adopted a severance compensation policy (the “Severance Compensation Policy”) that reflects our long-standing approach on executive termination pay. The Severance Compensation Policy requires Southwestern to seek shareholder approval before paying certain types of cash severance benefits that would exceed 2.99 times the sum of the executive officer’s base salary and annual bonus. Any new or amended employment agreement, severance agreement or similar arrangement with any of our executive officers, and any new or amended severance plans or policies will generally not permit cash severance benefits exceeding 2.99 times the sum of the executive officer’s base salary and annual bonus without first seeking shareholder approval of such payment.

The Severance Compensation Policy includes the following specific features: (i) it allows certain exclusions to the types of compensation subject to the policy, such as payments of salary or bonus amounts that had accrued at the time of termination, and (ii) it applies to a clearly defined set of Southwestern officers whose certain elements of compensation are already disclosed to shareholders under SEC rules (as opposed to “any senior manager,” an undefined and potentially very broad population of employees, as contemplated by Proposal 7). As a result, the current policy enables Southwestern to offer applicable post-termination benefits in situations we believe are appropriate, such as upon termination of Southwestern employment in connection with our transfer of a business operation to a successor employer. This is a scenario where we believe acceleration of equity vesting is appropriate and should not be subject to specific shareholder approval beyond the general say-on-pay advisory vote that we hold annually.

The recent adoption of our Severance Compensation Policy further supports the Board’s recommendation to vote “AGAINST” Proposal 7. The Board believes that our Severance Compensation Policy, which is more carefully tailored than the overly broad Proposal 7, coupled with our existing severance plans, strike the right balance between shareholder rights and being able to be competitive in the market for talent.

Additionally, Proposal 7 warns abstractedly about an executive officer who may receive “over 10 times his base salary plus short-term bonus,” suggesting we may have such termination packages without identifying a single instance thereof. In point of fact, our existing executive severance plans in which our executive officers participate generally provide for much lower levels of cash severance payments than the Severance Compensation Policy permits. For more information regarding the payments that are provided for under these severance plans, please see “Executive Compensation—Termination and Change in Control Benefits” beginning on page 54 of the Proxy Statement.

Except as specifically supplemented by the information contained in this Supplement, all information set forth in the 2023 Proxy Statement remains unchanged and should be considered in voting your shares. From and after the date of this Supplement, all references to the “proxy statement” are to the 2023 Proxy Statement as supplemented hereby.

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